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                                                                  Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                              THE NORTH FACE, INC.
                                       AT

                              $2.00 NET PER SHARE

                                       BY

                           SEQUOIA ACQUISITION, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                 VF CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON TUESDAY, MAY 16, 2000 UNLESS OFFER IS EXTENDED.

                                                                  April 19, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Sequoia Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of VF Corporation ("Parent") to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of Common Stock, $0.0025 par value, and the associated preferred share purchase rights (the "Shares"), of The North Face, Inc., a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 19, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, constitute the "Offer") enclosed herewith.

     THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PURCHASER AND PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

     Enclosed for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

     1. The Offer to Purchase dated April 19, 2000;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     4. The Notice of Guaranteed Delivery (to be used to accept the Offer if the certificates evidencing Shares ("Share Certificates") and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

     5. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     6. A return envelope addressed to American Stock Transfer & Trust Company, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 16, 2000, UNLESS THE OFFER IS EXTENDED.
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     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Shares Certificates or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 7, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the Effective Time (as defined in the Offer to Purchase) of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders of the Company, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to received the price per Share paid pursuant to the Offer, in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

     The Board of Directors of the Company has (i) unanimously determined that each of the Merger Agreement, the Offer and the Merger contemplated by the Merger Agreement, is fair to, and in the best interests of, the stockholders of the Company, (ii) duly approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedure specified in Section 3 of the Offer to Purchase.

     No fees or commissions will be paid to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Tuesday, May 16, 2000.

     Any questions you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      Salomon Smith Barney Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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